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EXHIBIT 10.6

                               MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of May 2006 (the "Effective Date"),

BETWEEN:

      Consorteum Inc

      (hereinafter referred to as the "CORPORATION")

                                     - and -

      CRAIG FIELDING (hereinafter referred to as the "Associates"), incorporated in the Province of Ontario. The services of Associates shall be provided to the Corporation by CRAIG FIELDING, of the City of Richmond Hill in the Province of Ontario (hereinafter referred to as the "Executive"). Executive and Associates shall be understood to be interchangeable for the purposes of this Service Agreement.

                                    ARTICLE 1
                             APPOINTMENT AND DUTIES
                             ----------------------

1.1   The Executive agrees to act as Chief Executive Officer of the Corporation.

1.2 The Executive herby acknowledges he is subject always to the direction of the Corporation through the Board.

1.3 The Executive shall serve the Corporation in the capacity as Chief Executive Officer and provide such services as are commensurate with such position and responsibility. When present all meetings of the Board, and, inter alia, direct the financial and capital market strategies necessary for efficient performance, and accept responsibility for the implementation of financial controls necessary to assume appropriate compliance.

                                    ARTICLE 2
                                 TERM OF SERVICE
                                 ---------------

2.1 Subject to earlier termination pursuant to the terms hereof, the initial term of this service agreement shall be from and including the Effective Date up to and including June 30th, 2010 (the "INITIAL TERM"), unless otherwise decided by shareholders or the Board.

      The service of the Executive shall, on the consent of both parties, continue thereafter for an additional two year period, but otherwise on the same terms and conditions contained herein, or on revised terms and conditions as may be established by the Board and agreed to by the Executive.

2.2 Notwithstanding the preceding Section 2.1, this Agreement shall be subject to early termination during either the Initial Term, or any subsequent periods, in accordance with the termination provisions of Article 4 hereof.


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                                    ARTICLE 3
                            REMUNERATION AND BENEFITS
                            -------------------------

3.1 While in the service of the Corporation, the Executive will be paid an annual base fee in the amount of one hundred and fifty thousand dollars ($150,000), subject to applicable statutory deductions, and contributions to employee benefit plans (the "Base Fee").

3.2 The Executive's Base Fee will be payable monthly, in accordance with the Corporation's practices and procedures as they may exist from time to time.

3.3 The Base Fee will be reviewed by the Board on an annual basis, and may, in the sole discretion of the Board, be increased.

3.4 The Executive will be eligible to participate in a bonus plan to be established by the Corporation (the "Bonus Plan"). The Bonus Plan will be based upon the pre-tax cash flow of the Corporation.

3.5 The Executive will be eligible to participate in any stock option plan which the Corporation may establish in the future for its employees to the extent determined by the Board in its sole discretion.

3.6 The Executive will be eligible to participate in all existing and future benefit plans of the Corporation which it makes available to its executive employees, including without limitation, dental, vision and health care benefits, long-term care, disability and life insurance.

3.7 The Executive will be provided (This is subject to change) with a home office allowance of $700.00 per month, ("THE HOME OFFICE ALLOWANCE") to cover all home office expenses including the purchase, leasing or maintenance of any equipment, technology or supplies reasonably necessary or incidental to the Executive's responsibilities to the Corporation.

3.8 The Executive shall be solely responsible for any and all income tax liability including without limitation taxable benefits from the receipt of the Auto Allowance, the acquisition of common shares of the Corporation upon exercise of stock option grants, and any other taxable benefits received by the Executive under his service with the Corporation. All payments made by the Corporation to the Executive or for the benefit of the Executive shall be less applicable withholdings and deductions.

3.9 The Corporation shall pay to the Executive an automobile allowance of Cdn$1250.00 per month. All reasonable and related automobile expenses shall be reimbursed to the Executive or Associates by the Corporation upon the provision of itemized accounts and receipts.


                                    ARTICLE 4
                             TERMINATION OF SERVICE
                             ----------------------

4.1 In the event the Executive resigns, at any time, for any reason, he shall provide a minimum of three (3) months advance written notice to the Corporation. The Executive will not be entitled to receive any further compensation or benefits whatsoever, other than those which have accrued up to the Executive's last day of active service with the Corporation in the event of termination by the Executive. The Corporation may, at its discretion, waive in whole or in part such notice, however three (3) months compensation will still be honoured, including,



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4.2   Notwithstanding the term of this Agreement as set forth in Section 2.1 hereof, the Executive hereby agrees that this Agreement and his service shall be immediately terminable by the Corporation, without payment of any severance or other compensation to him in lieu of prior notice of such termination, in the event of the existence of Just Cause for the termination or in the event of the Disability of the Employee. For the purposes hereof:

      (a) "Just Cause" means any act or conduct which at common law constitutes just cause and shall be deemed to include, conduct materially inconsistent with the fulfilment of the expressed or implied terms and conditions of the Executive's service; materially negligent performance by the Executive of his service duties; or a consistent failure to exercise the amount of care and skill required to perform his duties herein in a competent manner, except where such failure results from the occurrence of a Disability; and

      (b) "Disability" shall mean the failure of the Executive to perform his duties on a substantially uninterrupted basis for three (3) consecutive months or for a period of five (5) months out of any twelve (12) month period where such failure results from physical or mental illness.

4.3 In the event this Agreement and the Executive's service is terminated for Just Cause, the Corporation shall not be required to give the Executive any notice of such termination or payment or other compensation in lieu thereof. In such event, the Executive shall only be entitled to the payment of his remuneration and any other benefits, which have accrued to the date of termination. In such event, the Executive expressly confirms and agrees that he shall not be entitled to compensation for loss of contract, loss of benefits or other matters relating to his contract with the Corporation.

4.4 Notwithstanding any other provision of this Agreement, the Corporation shall remain liable to pay to the Executive his remuneration during the period of time that the Executive is unable to perform his service duties herein by reason of illness or mental or physical disability or incapacity. In the event that such illness or mental or physical disability or incapacity constitutes a Disability as defined in the preceding subsection 4.2(b), then the Corporation may, in its sole discretion, immediately terminate this Agreement and the Executive's service without any notice of termination or payment of any compensation for his loss of contract, loss of benefits, or other matters relating to his contract with the Corporation.

4.5 The service of the Executive will be terminated automatically in the event of the death of the Executive, and Associates will not be entitled to receive any further compensation or benefits pursuant to the terms of the service of the Executive, other than those which have accrued up to the date of death.

4.6 In addition to the circumstances as set out in this Article 4, hereof, the Corporation may terminate the Executive's service at any time, without prior notice, by paying to the Executive a separation package in a lump sum which will be equal to twenty four (24) months of the Base Fee (the "Separation Package").

4.7 The Executive acknowledges that the Separation Package provided pursuant to this Agreement supersedes and replaces any and all rights to reasonable notice of termination that the Executive might otherwise be entitled to at common law, and the Executive expressly waives any rights to such notice. The Executive agrees that the Separation Package is deemed conclusively to be reasonable notice of termination and specifically includes all amounts owing for termination and/or severance pay under any contract, statute, common law or otherwise.



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4.8   Except as set out herein, the Executive will not be entitled to any other
      Fee or benefits of service following his dismissal, including without limitation, Auto Allowance, Discretionary Bonus, health benefits, or the issuance or vesting of any stock options pursuant to the Stock Option Plan.

4.9 In the event that the service of the Executive with the Corporation is terminated in any manner, upon termination, the Executive agrees to execute a comprehensive release to the effect that he acknowledges that receipt of any monies pursuant to the terms of this Agreement is in full satisfaction of any and all outstanding claims or entitlements which the Executive may otherwise have against the Corporation and its Affiliates, as well as the officers, directors, employees and agents of the Corporation and its Affiliates.

4.10 The Executive understands and agrees that all benefits, including long-term disability coverage will cease as of the date of termination of the Executive's service, and the Corporation has no liability for any damages caused by the cessation of such benefits coverage regardless of the reason for termination or resignation. The Corporation has no obligation to extend any benefit coverage past the termination date.

4.11 All items of any kind or nature created or used by the Executive in the course of service, or otherwise furnished by the Corporation, and all equipment, credit cards, computers, cellular phones, data, books, records, reports, files, notes, manuals, literature, software, Confidential Information (as hereinafter defined) or any other materials belonging to the Corporation or its customers, suppliers, distributors, employees or consultants and in the Executive's possession or control, shall be surrendered to the Corporation, in good condition, promptly upon the Executive's termination of service, irrespective of the time, manner or cause of termination.

                                    ARTICLE 5
                            CONFIDENTIAL INFORMATION
                            ------------------------

5.1 The Executive recognizes and understands that in performing the service duties and responsibilities as outlined in this agreement, the Corporation will provide the Executive with access to and the Executive will become knowledgeable with respect to a wide variety of nonpublic information relating to the Corporation, its business and that of its affiliates, its customers, suppliers, distributors, employees and consultants of an extremely confidential nature (the "CONFIDENTIAL INFORMATION").

5.2 During Associates' service with the Corporation, or at any time thereafter, it shall not divulge, communicate or use any Confidential Information which it may have access to or otherwise receive or obtain in relation to the affairs of the Corporation or any of its subsidiaries, related companies or affiliated entities. Breach of confidentiality will be considered cause for immediate dismissal. Associates' covenant of confidentiality will survive termination.



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                                    ARTICLE 6
                                     NOTICE
                                     ------

6.1 Any notice required to be given hereunder shall be in writing and sufficiently made if sent by facsimile transmission, or delivered personally or mailed by prepaid registered mail to the parties at their respective addresses herein.

               Associates:

               Craig Fielding, CEO
               464 Worthington Ave
               Richmond Hill,
               Ontario ME 4R6


      (i)      The Corporation:


               Consorteum Inc,
               351 Steelcase Rd,
               Unit 12 Markham
               Ontario,



Any such notice shall be deemed to have been given on the date it is delivered if personally delivered or sent by facsimile transmission, or, if mailed, on the fifth business day following the mailing thereof Either party may change its address for service by giving written notice hereunder.



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                                    ARTICLE 7
                               GENERAL PROVISIONS
                               ------------------

7.1   All dollar amounts set forth in this Agreement refer to Canadian currency.

7.2 This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario.




      IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement as of the date first written above.


                                        Consorteum, Inc.

                                        Per: /s/ signature
                                             -----------------------------------



                                        Position CEO
                                                 -------------------------------


SIGNED, SEALED AND DELIVERED            )
In the presence of:                     )
                                        )
                                        )
---------------------------------       )    /s/ Craig Fielding
         Witness                        )    -----------------------------------
                                        )    CRAIG FIELDING, CEO